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                                                                    Exhibit 10

                          MANAGING DIRECTOR AGREEMENT

THIS MANAGING DIRECTOR AGREEMENT ("Agreement") is made in Virginia Beach, Virginia, between Approved Federal Savings Bank, ("Bank"), a federally chartered financial institution and Barry Epstein ("Managing Director"). (Bank and Managing Director may be referred to herein singularly as the "Party" and collectively as the "Parties").

                                    RECITALS

     A. Bank desires to employ Managing Director to operate a Wholesale Sub-prime Loan Division of Bank and has offered to employ Managing Director on the terms and conditions contained in this Agreement. This operation will be considered a division of Bank sometimes hereinafter referred to as "West". Managing Director will manage the West Wholesale Sub-prime Loan Division and will report directly to the Chairman of the Board and Chief Executive Officer of Bank.

     B. Bank is a wholly owned subsidiary of Approved Financial Corp. ("APFN" or "Company").

     C. Managing Director will accept such employment upon the terms and conditions contained in this Agreement.

     NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, THE PARTIES AGREE AS
FOLLOWS:


                         Article 1. Employment Matters
                         -----------------------------

1.1 Employment: Bank employs Managing Director to manage and operate the West Wholesale Sub-prime Loan Division. "Wholesale" is defined herein to mean obtaining loan originations only through licensed broker referrals. "Wholesale" shall not include the purchase of mortgage loans closed by other lenders and/or originated directly with the borrower. Managing Director may request the ability to purchase mortgage loans closed by other small lenders on a case-by-case basis and must be an approved corresponent customer of the Bank prior to soliciting such a loan purchase. "Sub-prime" is defined herein to mean one to four family residential real property loans, regardless of lien position, which do not conform to all applicable Federal National Mortgage Association Guidelines or Federal Housing Administration guidelines or any similar government or conventional conforming guidelines. Managing Director will at all times, faithfully and to the best of his ability perform the duties assigned to him.

1.2 Effective Date: The effective date ("Effective Date") of this Agreement shall be the effective date of the lease for "West's" California office space signed by the President or Chief Executive Officer of the Bank (each herein called "Authorized Officer"). Neither party is bound by this Agreement until after the Effective Date. Notwithstanding the above, this
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     Agreement automatically expires if the effective date does not occur on or before September 30, 2000 unless both parties agree in writing to extend the deadline to a later date. Any cash capital invested by Managing Director prior to September 30 will be refunded if this Agreement expires on that date.

1.3  Operating Territory:   "West" will initially target wholesale sub-prime
     mortgage business in the States of Arizona, California, Colorado, Nevada, New Mexico, Washington, Oregon, Texas (purchase and refinance only) and Utah. Additional States may be added by agreement of the parties. "West" shall have exclusive wholesale sub-prime marketing rights to these states for the first eighteen (18) months from the Effective Date of this Agreement, after which, "West" will have exclusive rights only to brokers registered by "West" in these states. Bank will have exclusive rights to all wholesale business in all other states.

     Notwithstanding the above, if "West" exceeds the two minimum performance criterion described in Section 3.1 related to terms for early termination, then the exclusive period will automatically extend for the full balance of the initial term of this Agreement. In the event West fails to meet this criterion and Bank and Managing Director choose to continue the West operations, then West shall continue to have exclusive marketing rights only to the mortgage brokers that it has registered as approved mortgage brokers with Bank and to future mortgage brokers thereafter registered by West. If the Bank disapproves a broker, it cannot thereafter retain the services of such broker for its own account.

1.4 Compliance with Law: Managing Director and Bank represent and warrant to each other that they have full knowledge of, and will strictly abide by, all applicable local, federal and state policies, conditions, rules, regulations, ordinances and laws (collectively, "Laws") including those of regulatory agencies which have jurisdiction over Bank or Managing Director (singularly "Governing Agency", collectively, "Governing Agencies"). This includes, but is not limited to, the Real Estate Settlement Practices Act ("RESPA"), Equal Credit Opportunity Act ("ECOA"), Fair Lending Regulations, Financial Services Modernization Act and Regulation Z. Neither party will knowingly engage in any acts for which may cause any Governing Agency to, among other things, revoke or suspend a license, revoke or suspend the Bank's ability to participate in any type of business activity, assess a fine or penalty against Bank or cause Bank any type of loss, or cause a similar result to Managing Director. Managing Director will use his best efforts to ensure that all West personnel comply with all applicable Laws.

1.5 Conflicting Agreements: Both parties represent and warrant to each other that they are not a party to or bound by any agreement, contract or understanding, whether for employment or otherwise, that would restrict or prohibit them from undertaking or performing their obligations under this Agreement. During the term of this Agreement, neither party will not enter into any agreement, contract or understanding that would restrict or prohibit the other from undertaking or performing their obligations under this Agreement.

1.6 Term and Renewal: This Agreement is for an initial term of three (3) years, renewable thereafter on a year-to-year basis. Either party must give ninety days (90) written notice if the Agreement is not going to be renewed. Upon failure to give such notice, this Agreement will automatically renew for an

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     additional year on the same terms. This notice requirement shall continue for all subsequent renewal periods. In the event that either party provides notice of non-renewal so that this Agreement will expire at the end of the three (3) year term, then Section 3.2 will be applicable.

1.7 Necessary Licenses: Bank represents and warrants that to the best of its knowledge it either has or is exempt from all necessary licenses and permits for the operation of a wholesale sub-prime loan business in the manner contemplated by this Agreement, including all requirements of the Office of Thrift Supervision.


                     Article 2.  Development of Operations

2.1 Development Periods: The parties acknowledge this is a startup operation. They have divided the operation chronologically into four (4) periods hereinafter explained which periods are: Startup, Accumulation, Repayment and Distribution.

     2.1.1 Startup Period: "Cash Capital" required for the startup of West will be deficit financed by Managing Director until West achieves a " Breakeven" status. Initially Managing Director will deposit $150,000 in a separate Bank operating account, which must be maintained at an amount equal to the rolling projected "Net Cash Flow" necessary for "West" operations for the following month. Managing Director will provide the funds to cover any "Cash Flow Deficit" until "Breakeven" up to a maximum of $300,000. Managing Director will have the option of requesting that loans originated by West be sold according to a time schedule that is shorter than that of loan sales scheduled by APFN or any of its subsidiaries. This accelerated time schedule for West's loan sales, if requested, is subject to selling loans at premium to par value that is not materially different from premiums projected for similar loan sales by APFN and that the time schedule requested is administratively reasonable.

     During the startup period, APFN shall provide the "Restricted Capital" required to provide funding for West loan origination volume and to finance loans until sold.

     "Cash Capital" is defined as the Managing Director's initial deposit plus any future contribution to cover "Cash Flow Deficits".

     "Cash Flow Deficit" is defined as a negative projection for "Net Cash Flow" for the following month of operation.

     "Net Cash Flow" is defined as beginning of period cash plus projected "Cash-in" less projected "Cash out". Cash-in is defined as projected underwriting and other ancillary fees, including discount fees paid to the Bank, from mortgage origination pipeline plus net cash premium (deficit) projected for loan sales. Cash-out is defined as the "Expenses" allocated to West in Schedule A, excluding the loan loss reserve. However, Cash-out does include actual losses on foreclosed properties and/or cash expenses incurred in the foreclosure process, however, it does not include loan loss reserves as expensed on the income statement for loans held for sale.

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     "Restricted Capital" is defined as Adjusted Tangible Net Worth ("ATNW")
     necessary to support the funding availability for West's mortgage loan portfolio outstanding, based on the average weighted leverage ratio requirement for all outstanding balances on APFN warehouse lines of credit for Company including West.

     "ATNW" is defined as Tangible Net Worth plus Subordinated Debt or as defined by any subsequent warehouse credit facility lender secured during the term of this agreement.

     "Breakeven" shall be defined in reference to the criterion outlined in
     Section 3.1 (i) and (ii). as the point at which cumulative Revenues equals the cumulated Expense items allocated to West as outlined in Schedule A with the exception of loan loss reserve. The loan loss reserve expense allocated to West for determining Breakeven status shall equal the loss reserve formula used for determining all other Bank and/or APFN loan loss reserves for loans delinquent 30 days or greater and for loans that were originated over 179 days before the date of calculation. A loan loss reserve will not be applied for loans less than 180 days old that are also less than 30 days past due.

     2.1.2 Accumulation Period: The Accumulation Period begins upon obtaining a Breakeven status for "West", net of the minimum "Net Cash Flow" operating account balance necessary to fund the following month of operations. During this period, Net Pre Tax Income of West will be allocated in the following manner and order of priority.

     A) First, applied to fund the operating account for West with an amount equal to the "Net Cash Flow" projection for the following month and

     B) Second, retained in West until West capital base equals to and qualifies as 50% of the "Restricted Capital" necessary to fund West's current mortgage portfolio outstanding or the mortgage portfolio outstanding as projected for the following month, whichever is greater.

     Except as permitted under this paragraph, no distributions shall be made to either Party during the Accumulation Period. Managing Director's Portion of West's "Restricted Capital" will be allocated to him as ordinary income and simultaneously converted to subordinated debt of APFN or Bank according to the procedure outlined in Section 2.1.4 paragraphs 6 and 7, by the end of the taxable year, if applicable, in order to avoid double taxation.

     2.1.3 Repayment Period: The Repayment Period begins when West has accumulated adequate "Restricted Capital" to fund 50% of the current outstanding mortgage portfolio or the projected mortgage portfolio outstanding for the following month, whichever is greater.

     During this period payments will occur in the following manner and order of priority subject to maintaining the necessary "Net Cash Flow" balance in the operating account for West and 50% of the necessary "Restricted Capital".

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     A.  Managing Director will be paid back from Pre-Tax Net Income all "Cash
         Capital" invested by Managing Director.

     B. After Managing Director is repaid his "Cash Capital" in full and in cash, Managing Director will receive 50% of his payments in cash and 50% in subordinated debt of APFN or Bank until such time that 100% of Restricted Capital is accumulated in West.

     Managing Director's Portion of West's Restricted Capital will be allocated to him as ordinary income and simultaneously converted to subordinated debt of APFN or Bank by the end of the taxable year, if applicable, in order to avoid double taxation.

     2.1.4 Distribution Period: The Distribution Period begins when West has accumulated adequate "Restricted Capital" to fund 100% of the current outstanding mortgage portfolio or the projected mortgage portfolio outstanding for the following month, whichever is greater and the "Net Cash Flow" balance in West's operating account for the following month,

     If the "Restricted Capital shall fall below 100%, then payouts will revert to the formula in Section 2.1.3 B. If at any time during the Distribution Period the "Restricted Capital" balance of West falls below the necessary level to fund 50% of West's current mortgage portfolio outstanding or the mortgage portfolio outstanding as projected for the following month, whichever is greater, and the "Net Cash Flow" balance in West's operating account for the following month, then both parties must mutually agree in good faith on a revised reserve level and/or sources and terms for the financing of "West". In the event a mutual agreement is not consummated in a reasonable period of time, Bank and/or Managing Director shall have the right to close any or all "West" operations and payment to Managing Director as full settlement of all agreements between Bank/APFN and Managing Director, 50% of the remaining cumulative Pre-Tax Net Income of "West", net of all expenses related to the closing down of "West" operations, or alternatively, in Managing Director's discretion, the face amount of Subordinated notes of APFN or Bank held by West, will be reduced by 50% of the amount of any net loss resulting from the closing of "West" operations.

     Subject to the foregoing, distributions will be made of Pre-tax Net Income to each party in cash. Pre-tax Net Income shall be defined and calculated as shown in Schedule A. Managing Director's Portion of the Pre-tax Net Income shall be Managing Director's Profit Participation Distribution. The determination of Managing Director's Profit Participation Distribution is specified in Schedule B, which explains the factors and calculations in arriving at the Profit Participation Distribution. Bank shall not take out any more cash than Managing Director.

     Managing Director's Portion of West's Restricted Capital will be allocated to him as ordinary income and simultaneously converted to subordinated debt by the end of the taxable year, if applicable, in order to avoid double taxation.

     Managing Director will receive no less than 50% of his Distribution Period payments in cash and may request payment for up to 50% of these payments in the form of convertible subordinate notes or common stock of APFN.

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     The Bank will have the option of paying all disbursements 100% in cash.
     However, the Bank will have the right to pay up to 50% of Managing Director's allocations, in the form of (i) common stock of APFN or convertible subordinated debt of APFN subject to conditions described in the following paragraph or in (ii) subordinated debt of the Bank at its sole discretion. The Bank will always have the option of paying 50% of the allocation due to Managing Director in three-year (3) term, subordinated debt of the Bank earning a rate of interest equal to the average interest rate charged for the five highest three-year (3) Certificates of Deposit as quoted on Quick-Rate Network, BankQuote or other equivalent sources of CD quotes.

     Conditions pertaining to the Bank's option of paying the Managing Director's allocation in common stock or convertible subordinated debt of APFN are as follows. (i) If during the first twelve (12) months of this Agreement APFN achieves a minimum trailing twelve-month net income after tax of $1,000,000 (of which West operations shall not represent more than 50%), then Bank may make these payments in shares of the common stock of Approved Financial Corp. ("APFN") using a price per share equal to the average trading price per share over the previous 90 days (or) in convertible subordinate notes of APFN, which will contain a three-year (3) call feature and a three-year (3) put feature, the terms of which are set forth in Schedule C attached hereto. (ii) If during months thirteen and beyond APFN achieves a minimum trailing net income after tax of $2,000,000 (of which West operations shall not represent more than 50%) then Bank may make these payments in shares of the common stock of Approved Financial Corp. ("APFN") using a price per share equal to the average trading price per share over the previous 90 days (or) in convertible subordinate notes of APFN, the terms of which are set forth in Schedule C attached hereto. If APFN fails to meet either of these conditions, any subordinated debt issued hereunder shall be in Bank.

     All allocations are due as follows; 50% of the year-to-date (YTD) eligible allocation net of any allocations previously paid on the Pre-tax Net Income for that year, no later than 45 days after the end of each quarter, which is consistent with SEC reporting requirements. The undistributed YTD eligible balance remaining for the yearend is payable no later than 90 days after the end of the fiscal year, which is consistent with SEC reporting requirements.

     Notwithstanding the cash distributions of Profit Participations and Buy Out payments outlined in this Agreement, in the event that the Bank (or any of its affiliated companies) adopts a loan sale or any other type of strategy that results in a timing difference between the recognition of income and the receipt of unrestricted cash related to this income that results in a negative cash flow to the Bank or its affiliated companies, then Managing Director and Bank will have to restructure the cash distribution procedures concerning West operations in a reasonable manner to both parties which will not in any way compromise the safety and soundness of the Bank or any of its affiliate companies.

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                 Article 3. Early Termination and Exit Strategy

3.1 Early Termination: Both Bank and/or Managing Director will have the right for early termination and settlement of all agreements between Parties in the event that "West" (i) has not achieved a cumulative Breakeven status as described in Section 2.1.1 and the Managing Director has contributed the maximum "Cash Capital" and an amended Agreement has not been signed by both parties on a time is of the essence basis (ii) has not reached a Breakeven status as defined in Section 2.1.1 by month twelve (12); or (iii) has not achieved a minimum Pretax Net Income of $1,000,000 for the trailing twelve months ending in month eighteen. ("Trailing twelve months" refer to means month seven (7) through month eighteen (18) from the effective date of this agreement. In the event of West's failure to comply with (i), (ii) or
     (iii), Bank or Managing Director shall have the right to close any or all of "West" operations. In the event of early termination, Managing Director's salary and car allowance will cease and Managing Director will be entitled to 50% of the remaining cumulative Pre-Tax Net Income or will be responsible for 50% of the remaining cumulative net losses of "West", after recognition of all revenues and expenses related to the closing down of "West" operations and after such time that all assets of West are liquidated and all liabilities satisfied. Managing Director's receipt of payment for 50% of remaining Pre-Tax Net Income or his satisfaction of 50% of pre-tax net losses shall constitute final settlement of all agreements between Bank and Managing Director, provided however if after winding down, liquidation and payment of all debts, there is any remaining capital. Managing Director will be repaid "Cash Capital" first, however, Managing Director's portion of reserves for "premium recapture and loan repurchase" will be held in escrow by Bank and will be released as the loans age over a schedule of months as specified in Schedule E if not applied to "repurchase or recapture".

     If at month twelve (12), West fails to meet the criteria of 3.1(ii) and both parties elect to continue operations, or if at month eighteen (18), West fails to meet the criteria of 3.1(iii) and both parties desire to continue operations, then Managing Director and Bank must negotiate a revised Agreement within 15 calendar days or the procedures for early termination and closure of the West operations as described above will automatically occur.

3.2 Exit Strategy: Subject to this Agreement not terminating prior to the completion of the full three (3) year term, at the end of the term of this three-year Agreement Managing Director will have the option to sell his profit participation ("Buy Out") to APFN or Bank, purchaser to be determined by Bank and APFN, not Managing Director. However, in the event that substantially all assets or stock of APFN and Bank are sold to a single entity prior to "Buy Out" then the Managing Director may determine the purchaser.

     The price of such a transaction shall be equal to 50% of the Pre-tax Net Income for the following year (year of operation immediately after Managing Director's final year of active management of "West"), as calculated during the term of the proposed agreement, up to a maximum of 55% of the Pre-tax Net Income for the previous year (final year of Managing Director's active management).

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     "Buy-Out" Payments will be made according to the following schedule; i) 50%
     of the projected payment due to Managing Director paid by the last day of each month based on the previous month's unaudited income statement, ii)
     90% of the year-to-date cumulative projected unpaid payment due to Managing Director at the end of each quarter based on the unaudited income statement of West payable within 45 days after the end of the quarter, iii) remaining balance due to Managing Director for the year net of all prior payments will be payable within 90 days of yearend, which is consistent with SEC filing requirements.

                            Article 4.  Supervision

4.1 Name: Managing Director will conduct business under the name "Approved Federal Savings Bank." Managing Director will operate under all rules, conditions, policies and regulations (collectively, "Policies") currently in force as amended from time to time by Bank. Managing Director represents and warrants that Managing Director is familiar with and will abide by all Laws and all of Bank's Policies, including, but not limited, to those contained in the Employee Handbook. Managing Director will immediately report to Bank's Authorized Officer(s) or to the Authorized Officer's designated representative any violation of Bank's Policies or Laws by anyone working for Bank. Unless Managing Director receives written notice to the contrary from Bank's Authorized Officer, Managing Director shall not fund, broker or process any Loans, or operate in any state other than the state in which the West and Managing Director are located and other states authorized in writing by the Bank, including the states authorized under
     Section 1.3 above.

4.2 Real Property Leases: Real property leases related to West operations must be signed by an Authorized Officer of the Bank and carry a term equal to or less than two years, with provisions for renewal in increments of one year or less. The Managing Director will indemnify and hold Bank harmless from the real property lease payments for the term of the lease including renewals in the event operations of West are terminated due to the events as described in Section 3.1, or for `Cause' as defined in Section 8.1 or resignation by Managing Director, provided, however, if Bank continues to operate the West Division other than in a winding down phase, or continues to utilize the real property subject to the lease other than in a winding down phase, such indemnity shall not apply.

4.3 Duties of Managing Director: Managing Director will devote his full-time working effort to the brokering, production and funding (collectively, "Funding") of sub-prime residential mortgage loans ("Loans") through Bank or Bank's designated investors in order to produce sub-prime loans for the benefit of Bank. Managing Director will be responsible for all recruiting, hiring, and managing of sales and operating staff subject to an operating budget approved by Bank and in compliance with human resource procedures of the Bank. The initial budget is attached as Schedule D. Any Material changes from the budget must be approved by the Bank Board of Directors, of which Managing Director will become a member, in a timely basis following the Effective Date, subject to approval of the Office of Thrift Supervision ("OTS").

     Managing Director will actively participate in product development, pricing, and the sale of loans. Chief Executive Officer of the Bank ("CEO")

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     or his delegated representatives, which will include the Chief Credit
     Officer of the Sub-prime Mortgage Division, shall be the sole persons charged with authority to adopt or decline new loan products or to cancel existing loan products.

     The CEO of the Bank or his delegated representatives and the Managing Director of West or his authorized representative shall be the sole persons charged with authority to approve, decline or cancel an individual loan submitted to "West". This authority is only granted for loan submissions that fit exactly to the underwriting matrix and guidelines for such loan product and that are within the dollar amounts allowed under such loan product. If any submission falls outside the approved underwriting matrix or guidelines, then written loan approval from the CEO or his delegated representative is required. A declined loan submission will be funded for West only if Managing Director obtains a firm commitment from another financial institution for purchase of such loan. Upon delivery of such purchase commitment and subject to the commitment price not being materially lower than the weighted average loan sale premium currently being received on other "West" loans, the Bank will be obligated to fund such loan.

     Managing Director represents and warrants that all information and documents presented to Bank or Bank's investors will be complete, accurate and true in all material respects to the best of Managing Director's knowledge. Managing Director may not engage in any business other than the operation of West and the Funding of Loans for Bank other than private investing of up to 5% ownership in public corporations traded on a recognized national exchange or NASDAQ. Managing Director will also ensure on a best efforts basis that everyone operating or working at the West, including, but not limited to loan processors or loan agents, will not engage in any business activities other than the Funding of Loans for Bank and without first receiving written authorization from an Authorized Officer of the Bank.

4.4 Duties of Bank. Bank will provide the following operational support services to West; underwriting, processing (to the extent necessary for an efficient flow process) closing and funding, interim loan servicing, secondary marketing, quality control, human resource administration, accounting and payroll administration, and licensing (if applicable). Actual costs for these services and any other services performed by Bank for the benefit of "West", will be allocated to "West" using the methodology as outlined in Schedule A. In the event that a West loan is sold by Bank or APFN to an investor and the Bank or APFN subsequently buys the loan back, the Bank or APFN will notify Managing Director and Bank will with Managing Director's input use its best efforts to resell the loan as expeditiously as reasonably practical and will resell it at a discount to the extent Bank deems it reasonable.

4.5 Personnel Supervision: Managing Director will train, supervise and monitor the activities of all people operating or working at the West including, but not limited to, the West's employees, processors, loan agents, contractors and representatives (collectively, "the West Personnel"). Managing Director will strictly adhere to all Bank Policies and applicable Laws regarding the management and rights of employees. Managing Director will promptly report to an Authorized Officer, or as such Authorized

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     Officer directs, any illegal acts, unethical conduct, violation of Laws or violation of Policies by the West Personnel. Managing Director is responsible for and will indemnify Bank for all losses to Bank caused by the West Personnel or Managing Director's conduct towards the West Personnel, net of applicable insurance proceeds received by Bank. Managing Director shall hire persons to work at West subject to full compliance with the Bank's Human Resource procedures for hiring. Managing Director shall submit a completed New Employee Packet to the Bank's Human Resource Department before Managing Director hires a new employee for the West. Any act prohibited to Managing Director under this Agreement is also prohibited for West Personnel. All West Account Executives shall execute an employment agreement in the form of Schedule F (as amended from time to time by Bank) which agreement will be sent to an Authorized Officer of the Bank to sign for the Bank. All West personnel will be at will employees, excluding Managing Director.

4.4 Complaints: Managing Director shall immediately report in writing to an Authorized Officer or as otherwise directed by an Authorized Officer, any complaints, both verbal and written, notices, lawsuits, investigations and the like which involve Managing Director, Bank, the West Personnel, the West, West's advertising and telemarketing campaigns, Loans, loan applicants, borrowers or lenders.


                       Article 5.  Prohibited Activities

5.1 Banking: Managing Director shall not, either directly or indirectly, either alone or in conjunction with others:

          (a) Open a bank, savings or investment account (i) in the name of "Approved Federal Savings Bank" or any name similar to Approved Federal Savings Bank, (ii) in the name of "Approved Financial Corp." or any name similar to "Approved Financial Corp.", (iii) in the name of "Approved Residential Mortgage, Inc." or in any name similar to "Approved Residential Mortgage, Inc.", (iv) in the name of "Armada Residential Mortgage" or any name similar to "Armada Residential Mortgage", (v) in the name of "Approved Financial Solutions" or any name similar to "Approved Financial Solutions"(vi) using the letters "Bank" or "AFC" or "ARMI" or "AFS", or (vii) using the words Approved, Federal, Bank, Armada, Residential, Home, House, Loan, Loans, Lender Solutions or Mortgage;

          (b) Deposit, cash, endorse, transfer or negotiate any check, draft or other payment payable to or intended for Bank or any of its affiliated companies;

          (c) Accept any wire transfers intended for Bank or any of its affiliated companies;

     Managing Director acknowledges that depositing, cashing, transferring or negotiating any check, draft or other payment made payable to or intended for Bank, or accepting any wire transfer intended for Bank, is a criminal offense and may be punished by civil and criminal fines and jail.

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5.2  Contracting: Managing Director shall not enter, and does not have the authority to enter into any contract or agreement on Bank's behalf that exceeds two thousand dollars in total obligation in the aggregate, or to bind or obligate Bank in any manner with out prior written approval from an Authorized Officer of the Bank or in accordance with the Bank's prevailing human resource procedures beyond such amount. Except as permitted under this Section 5.2, Managing Director shall not undertake any activities or make any representations, which imply that Managing Director has the authority to bind or obligate Bank without prior written approval of the Bank.

5.3 Non-Competition: Managing Director shall not, directly or indirectly, alone or in participation with others, engage in any activity which directly or indirectly competes with Bank or which has a negative impact on the Bank during the period that this Agreement is in force. If Managing Director
     (i) terminates other than because of Bank's material breach of this Agreement, (ii) is terminated for Cause or (iii) is terminated without cause but receives the buyout specified in Section 8.1, then Managing Director will not directly or indirectly, alone or in participation with others compete with Bank within the Operating Territory, as amended at that time, for a period of two (2) years after termination of his employment.

5.4 Non-Solicitation: Managing Director shall not, either alone or in conjunction with others, (i) solicit, hire, employ, or contract with any past, present or future West Personnel, or Bank Employees at other offices, to work for or contract with any person or entity other than Bank, or (ii) solicit or do business with any of Bank's customers (i.e. the brokers) directly or indirectly with any person or entity other than Bank during the period that this Agreement is in force and for a period beginning with the cessation of his employment with Bank and continuing for a period of twenty-four (24) months. Notwithstanding the foregoing, if Bank terminates Managing Director for reasons specified in Section 3.1(ii) or (iii) then the non-solicitation shall apply only to fifty percent (50%) of Account Executives then employed by West and all other Bank employees. The division of West Account Executives between Managing Director and Bank will be determined on an alternating selection basis, with a flip of the coin to decide who selects first. In the event Managing Director is terminated without cause the non solicitation restrictions shall apply so long as Bank is in compliance with any applicable buyout obligations in Section 8.1.

5.5 Advertising/Telemarketing: Managing Director shall not distribute any advertising or engage in any telemarketing unless the advertising or telemarketing campaign has first been pre-approved in writing by an Authorized Officer. Managing Director shall not create, use or host any Internet web site without obtaining the prior written consent of Bank's Compliance and or Legal Department and prior written consent from an Authorized Officer of the Bank. Managing Director will promptly cease the use of any advertising or telemarketing (including pre-approved), which is the subject of any complaint, inquiry or investigation by any person, agency or regulatory body, unless an Authorized Officer of the Bank approves its continued use.

                       Article 6.  Protected Information

6.1 Confidentiality: All dba's (doing business as fictitious names) methodologies, proprietary information, addresses, phone numbers, internet web sites, advertising, trade secrets, loans in process, customer lists, files, intellectual property including computer programs, computer printouts, reports, manuals, forms, keys, goods, cards, flyers, supplies, borrower lists and lender lists, and any other materials, names, phone numbers and processes used or developed by Bank before, during or after the termination of this Agreement, or used or developed by Managing Director during the term of this Agreement (collectively, "Confidential Information"), are and shall remain the sole property of Bank, and Managing Director has no right, title or interest therein. Managing Director shall not make known to any person, firm or corporation any Confidential Information. Upon termination of this Agreement, Managing Director shall immediately deliver possession of all such Confidential Information including copies to Bank and shall immediately discontinue using such Confidential Information. Managing Director shall not, either directly or indirectly, either during or after the termination of this Agreement use to Managing Director's own advantage, or the advantage of any other person or entity, any Confidential Information. Notwithstanding the foregoing, it is agreed that Managing Director upon termination of employment may retain a copy of the names, addresses, telephone numbers, files and customer lists which he brought with him at the beginning of this Agreement, and the addresses and telephone numbers of those account executives selected by Managing Director under the terms of Section 5.4.

6.2 Use of Name: During the term of this Agreement only, Managing Director may use the name "Approved Federal Savings Bank" to the extent that Managing Director is acting as an authorized representative of Bank for authorized Bank business. Following the termination of this Agreement, Managing Director shall not use for any purpose whatsoever either alone or in conjunction with others, either directly or indirectly (i) the name "Approved Federal Savings Bank" or any name similar to "Approved Federal Savings Bank", (ii) the name "Approved Financial Corp." or any name similar to "Approved Financial Corp.", (iii) the name "Approved Residential Mortgage, Inc." or a name similar to "Approved Residential Mortgage, Inc."
     (iv) the name "Armada Residential Mortgage" or a name similar to "Armada Residential Mortgage", (v) the name "Approved Financial Solutions" or a name similar to "Approved Financial Solutions", (vi) the initials "AFSB", "AFC", "ARMI", "AFS" or any combination of letters similar thereto, or
     (vii) the words, Approved, Residential, or Armada, in connection with any business in competition with Bank.

6.3 Internet: Managing Director shall not create, use or host any Internet web site without obtaining the prior written consent of Bank's Authorized Officer. Managing Director shall not reserve any name or domain names, or create, use or host any Internet web site without obtaining the prior written consent of Authorized Officer. Managing Director shall deliver to Bank upon demand the ownership of all domain names used by Managing Director during the term of this Agreement or which contain any of the names or combination of letters identified in paragraph 4.2 Use of Name.

                            Article 7.  Compensation

7.1 Managing Director's Compensation: Managing Director shall be paid $180,000 annually, payable on a bi-monthly basis plus a $500 per month car allowance and normal company benefits. Managing Director shall also, subject to the terms and conditions in this Agreement, be entitled to a percentage of Pre-Tax Net Income from West operations.

     Compensation paid from "West" to any employee will be as reflected in the mutually agreed budget for "West" operations, which is attached as Schedule D to this Agreement. Any additional compensation paid to "West" employees other than the compensation as reflected in the budget will be paid, unless otherwise agreed in writing by Bank, from Managing Director's Profit Participation Distribution. See Schedule B for calculation of the Profit Participation Distribution.

7.2 Deductions: Schedule B sets forth the calculations to determine the Profit Participation Distribution.


                            Article 8.  Termination

8.1 Termination. Bank may terminate this Agreement at any time without advance notice for Cause. For the purpose of this Agreement "Cause" shall include, but not be limited to: (i) the right to terminate as specified in Section
     3.1 of this Agreement; or (ii) upon any of the grounds specified in 12CFR 563.39(b)(1) through (b)(5) (as amended by law or regulation) and incorporated as part of this Agreement. Bank and Managing Director acknowledge that Bank as a federal savings bank is under the supervision of the Office of Thrift Supervision (OTS). This contract expressly incorporates all OTS application regulations relating to employment contracts, as amended from time to time. Furthermore, this Agreement shall terminate immediately upon Managing Director's death or disability, but such termination shall not affect any previously vested right of Managing Director to receive disability payments in accordance with any applicable plan for a disability, which arises while this Agreement is in effect. In the event of termination, as specified in this section or termination by Managing Director, the total compensation to which Managing Director shall be entitled under this Agreement shall be that amount of compensation accrued through and including the date of termination.

     In the event that Managing Director is terminated by the Bank without Cause during the initial three year term of this Agreement, then Managing Director shall receive as severance in lieu of all other forms of compensation, "Buy Out" payments and Profits Distributions in the following "Early Buy Out Settlement":

     "Early Buy Out Settlement":

     a) A single payment in cash equal to the remaining base salary due to Managing Director under initial term of Agreement.

     b) A single payment in cash equal to 100% of the trailing six months Pre-Tax Net Income.

     c)  The Managing Director will be bound by all restrictive provisions of
         Section 5.3 Non-Competition and 5.4 Non-Solicitation for a term of two years from the date Managing Director's employment terminates.

8.2 Effect of Termination: Immediately upon the termination of this Agreement, Managing Director shall, among other things:

     (A)  Return to Bank (i) all Confidential Information and property of Bank,
          (ii) Managing Director's license, (iii) a complete copy package of the entire Loan file on every Loan in process or funded by Managing Director or at the West, including, but not limited to Loans funded under the name Approved Federal Savings Bank, (iv) all materials containing Bank's name, logo or trademark, (v) all loans in process and all documents related to these loans, (vi) all personnel files on the West Personnel and (vii) the most current list of brokers with names address and telephone.

     (B) Assign to the Bank all internet addresses and domain names used by Managing Director during the term of this Agreement.

     (C) Provide Bank with a list of all Loans in Managing Director's or the West's pipeline or being processed. This list shall identify (i) the name, address and telephone number of the borrower, (ii) the address of the property to be secured by the loan, (iii) the name, address and telephone number of the lender and (iv) the amount of the loan;

     (D) Notify all the West Personnel and all agents, vendors and lenders used by Managing Director or by the West that Managing Director is no longer an employee of Bank;

     (E) Notify all brokers and borrowers whose Loans originated through Bank but have not funded as of the date of termination that their Loan(s) will be funded through Bank; and

     (F)  Not (i) initiate, accept applications for or process any new Loans,
          (ii) attempt to fund any Loans in Managing Director's pipeline or in process through a person or entity other than Bank or (iii) conduct any further business in the name "Approved Federal Savings Bank", any name similar to "Approved Federal Savings Bank", or any name similar to the name of Bank, or similar to those names or combinations of letters identified in paragraph 4.1 Use of Name.

8.3 Surviving Articles and Paragraphs: The termination of this Agreement shall have no effect upon the provisions of this Agreement, which survive the termination of this Agreement including, but not limited to, Article 3 Early Termination and Exit Strategy, Article 5 Prohibited Activities,
     Article 6 Protected Information, Sections 8.2 Effect of Termination,
     Section 8.3 Surviving Articles and Paragraphs, Article 9 Representations and Warranties, Sections 11.1 Indemnity, Section 10.2 Mediation, Section
     10.3 Venue, Section 11.4 Choice of Law, and any sections dealing with the Bank's obligation to pay Managing Director on or after termination.

         Article 9.  Managing Director's Representations and Warranties

9.1 Representations and Warranties. In addition to the other representations and warranties contained in this Agreement, Managing Director represents and warrants for the benefit of Bank that Managing Director:

     (A) Crimes: has never been convicted of any felony or any crime involving fraud, theft or moral turpitude;

     (B) Investigations: has never been fined, investigated or disciplined by any regulatory or Governing Agency (i) regarding Managing Director's trade, profession or occupation or (ii) for acts of dishonesty, fraud or theft;

     (C) Suspensions: has never been suspended or terminated by an employer for fraud, theft, dishonesty or harassment;

     (D) Other Statements: no statement by Managing Director contained in this Agreement or otherwise furnished to Bank contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein contained not misleading.

     (E) Cooperation: will, to the extent requested by Bank, diligently cooperate with Bank in responding to or defending any claim, demand or lawsuit filed against Bank by any person or entity, including, but not limited to, lenders, borrowers, vendors and other Bank employees.

     (F) Policy Compliance: will comply with and enforce all Bank policies and will have all employees (including Managing Director) sign the policy attached as Schedule G and provide a copy to an Authorized Officer of Bank.


                           Article 10.  Dispute Resolution

10.1 Agreement to Negotiate: In the event of any dispute under this Agreement, and before invoking the dispute resolution mechanisms set forth in Sections
     10.2 and 10.3, a party shall serve on the other party to this Agreement (a) written notice of the claim, specifying the exact amount claimed and the provisions of this Agreement or other authority for the claim; and (b) a copy of all supporting documents. Within ten (10) days after service, the responding party shall serve on the serving party (a) a written response, setting out its position and specifying the provisions of this Agreement relied on, and (b) a copy of all supporting documents. Within five (5) days after service of the response, the parties shall meet to discuss resolution of the claim. Each party may bring another person (including a party's attorney, accountant or other advisor) to this negotiation. The written claim notice and response and the documents produced, but not the subsequent discussion, shall be admissible in any subsequent proceeding. After good faith negotiations but failure to resolve the dispute within five (5) days of the commencement of negotiations, either party may (but are not required to) invoke mediation as set forth in Section 10.2 by written notice to the other party to be given within five (5) days of the end of the foregoing negotiation period.

10.2 Mediation: If a party invokes mediation pursuant to Section 10.1, the following provisions shall apply:

     (a) The mediator shall be a person certified in general mediation with experience in disputes in commercial, business and employment related matters, if possible. The parties shall in good faith attempt to agree upon a mediator within five (5) days of the giving of the notice invoking the mediation procedure. In the event the parties fail to agree upon a mediator within the foregoing period, then the preferred mediator of Managing Director and the preferred mediator of Bank shall choose the mediator within the next five (5) days.

     (b) The mediation shall be held in Los Angeles, California at a date mutually agreed to by the parties and the mediator, but not later than thirty (30) days after the mediator is agreed upon. The cost of mediation shall be borne by the parties equally.

     (c) At least (10) ten days before the date of the mediation, each side shall provide the mediator with a statement of its position and copies of all supporting documents. Each party shall send to the mediation a person who has authority to bind the party. If the dispute involves third parties, such as insurers or subcontractors, they shall also be asked to participate in the mediation.

     (d) In the event after the mediation occurs as set forth above a party who participates in the mediation is dissatisfied with the outcome, the dispute shall be submitted to binding arbitration pursuant to the provisions of Section 9.3.

10.3 Venue: In the event of the failure of the parties to resolve any disputes utilizing the provisions of Sections 10.1 and 10.2 within the time periods set forth therein, the dispute relating to this Agreement (whether contract, tort, or both), may be brought in federal or state court in the cities of Norfolk or Virginia Beach in the Commonwealth of Virginia.

     Either party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal, or pending the arbitral tribunal's determination of the merits of the controversy.


                           Article 11.  Miscellaneous

11.1 Indemnity: Managing Director and Bank will mutually indemnify, defend and hold each other free and harmless from any and all claims, demands, losses, actions, causes of action and lawsuits, all expenses and costs including attorney fees and audit fees (collectively, "CLAIMS") arising from, connected with or related to (i) their own willful misconduct or gross negligence and (i) their own breach of this Agreement.

11.2 Consents and Notices: Any consents of Bank must be obtained in writing from Bank's Authorized Officer. All notices hereunder shall be in writing. Notices may be delivered personally, by Federal Express, or by certified mail, postage prepaid, return receipt requested, to the respective Parties as follows:

     If to Managing Director:  Barry Epstein
                               2122 Century Park Ln, #416
                               Los Angeles, CA  90067

     If to Bank:               Approved Federal Savings Bank
                               1716 Corporate Landing Parkway
                               Virginia Beach, VA  23454
                               Attn:  Allen D. Wykle, CEO

11.3 Advice of Counsel: Neither Bank or Managing Director shall be deemed to have drafted this Agreement. Both Bank and Managing Director have consulted with counsel of their choice and both Bank and Managing Director enter into this Agreement with complete knowledge and understanding of its terms.

11.4 Choice of Law: This Agreement, and any dispute arising under or relating to this Agreement, shall be governed by and construed pursuant to the laws of the State of Virginia, without giving effect to principles of conflicts of laws.

11.5 Severability/Non-Modifiability: Any provision of this Agreement held invalid, void or illegal in no way affects, impairs or invalidates any other provisions thereof, and such other provisions shall remain in full force and effect. This Agreement and the attached Schedules constitute the entire Agreement between the Parties and supersede any and all prior negotiations and representations. Neither Party has made any representation, promise or inducement of any kind, oral or written, except as set forth herein. This Agreement may not be amended, modified, waived or changed in any respect except by a writing, duly executed by Managing Director and an Authorized Officer.

11.6 Assignment/Successors/Waiver/Captions: Managing Director shall not assign this Agreement without the prior written consent of Bank. Except as otherwise expressly provided herein, the provisions of this Agreement shall obligate, extend to and inure to the benefit of the Parties' respective heirs, personal representatives, successors and assigns. No waiver of any provision of this Agreement shall be deemed a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver. The various headings and numbers in this Agreement are for the purpose of convenience only, and shall not be considered a part of this Agreement. Subject to compliance with all applicable laws and regulations, Managing Director may assign subordinated debt due to him, provided he does not encumber, pledge, or grant a lien or security interest in the subordinated debt which would give any creditor or other assignee any rights to obtain or demand payment prior to the time Managing Director would have the right to payment under this Agreement.

11.7 Entire Agreement: This Agreement, together with all other documents signed or delivered in connection with this Agreement, contain the complete understanding between the parties concerning their subject matter and supersede all prior agreements, arrangements, understandings, letters of intent, conversations and negotiations, whether oral or written, with respect to their subject matter. The parties stipulate that there are no representations with respect to the subject matter of this Agreement except those representations specifically set forth in this Agreement and the documents signed or delivered in connection with this Agreement.

11.8 Specific Enforceability: Notwithstanding the foregoing, either party may enforce or prevent violations of the provisions of this Agreement in a court of law for specific performance and/or injunctive relief. The parties agree that the subject matter of this Agreement is unique and that money damages may not be an adequate remedy for any violation of the provisions of this Agreement and that the parties may apply for legal or equitable relief and will be entitled to specific performance and/or injunctive relief in order to enforce, or prevent any violations of this Agreement.

11.9 OTS Compliance: To the extent any provisions in this Agreement are not in compliance with or violate any applicable laws, regulations or directives of the Office of Thrift Supervision (or its successor in interest) then the relevant provision shall be deemed to be amended to comply, or if the provision is prohibited and cannot be amended to comply it shall be deemed to have been deleted from this Agreement. Any such amendment or deletion shall not be deemed a breach of this Agreement. If any such amendment or deletion has a material adverse effect on either party, the party shall have the option to terminate this Agreement with the same results as in the case of early termination in Section 3.1. To the best of its knowledge, Bank believes this Agreement at the time of execution is in compliance.

11.10 Life Insurance: Bank will obtain and be the owner of a $300,000 term life insurance policy which policy will name Managing Director's spouse and Bank as beneficiaries with the spouse being entitled to a portion of the proceeds equal to the amount of actual capital which Managing Director has invested in cash in the Bank (not to exceed $300,000) less the amount of cash capital which has been reimbursed to Managing Director and the balance of the proceeds shall go to the Bank. The Bank shall not be obligated to pay more than $3,500 per year in premium and will not be in breach of this Agreement if a policy cannot be reasonably obtained with an annual premium of $3,500 or less. Managing Director shall have the right to pay any excess over $3,500 to obtain the policy.

11.11 Schedules: All Schedules attached hereto are incorporated herein and made a part of this Managing Director Agreement.

      WITNESS, the Parties execute this Agreement in Virginia Beach, Virginia.

"Managing Director"                    "Bank"
                                       Approved Federal Savings Bank
_______________________________
Barry Epstein                          By: _______________________________
                                          Allen D. Wykle, Chairman of the Board


Dated___________________________       Dated______________________________

Schedule "A"

Description Of All Pre-Tax Net Income Line Items:


Revenues:

Loan Sale/Service Release Premium: The total dollar amount paid in excess of the par value of the loan, less any fees paid to the investor (i.e. Processing or tax fees). Income will be recognized when funds are received by Bank from the investor.

Discount Fee Income: Fee charged to borrower to lower the interest rate on the loan. These fees will be recognized as income when the loan is SOLD, not when the loan is originated. (Per FAS 91).

Ancillary Origination Fees: Any fees charged to the borrower, including underwriting fees, that are not escrowed and paid to a third party. (Example:
If the cost of an appraisal is deducted from the borrowers proceeds and Bank then pays for the appraisal, the appraisal fee on the HUD is not income).

Underwriting Fee Income: Fees charged to borrower for underwriting services are recognized as income in the month the loan is originated.

Expenses:

Services Rendered Fees: Fees paid to mortgage brokers for services provided to the lender.

Loan Sale Discount: Any loans sold for less than the par value of the loan. Any processing or tax fees paid to the investor would be included in the loss.

Salaries, Commission & Related benefits: All gross salary expenses, commissions paid to A/E's, employers portion of Social Security & Medicare benefits, Health Insurance costs (administrative premiums & company payments of medical costs for any employees of West), FUTA & SUTA costs, employer match of 401K expense, Life insurance premiums, STD insurance premiums, and workers comp insurance premiums.

Travel and Entertainment: Any expenses associated with business related travel, lodging, meals and entertainment of brokers or employees by senior managers.

Advertising and Marketing Expense: Any expenses for Marketing supplies (i.e. shirts, pens, hats etc.), any direct mail (includes printing, postage & supply cost), newspaper, radio, television advertising, yellow pages etc.

Automobile Expense: All costs associated with company paid expenses of automobile. Including car allowance and gas or mileage expense reimbursement.

Telephone Expense: All costs associated with "West" telecommunications expense. All office phones (local & long distance service), all cell phone costs (including cell phone allowances to A/E's) and all data lines.

Appraisal & Credit Reports:   All costs of appraisals and credit reports not
paid by the borrower.

Insurance Expense: All premiums paid for general and liability insurance associated with the "West" division.

Professional Fees:  All legal & audit costs associated with the "West" division.

Office Expense (Occupancy Expenses): All expenses associated with occupying office space such as Rent, Common Area Maintenance, associated real estate taxes, utilities, and equipment.

Printing: All associated costs of non-advertising printing such as business cards, letterhead, etc.

Office Supplies: All expenses paid for office supplies (paper, files, pens, etc.) for use in the "West" office locations.

Postage and Overnight Delivery Expense: All expenses paid for mailing items (except advertising mailing, which is included in advertising expense) from any "West" location. This also includes any mailing done at the home office of Bank or APFN on behalf of the "West" division.

Loan Loss Reserve: A provision for future losses on the loan portfolio at the end of a given reporting period. This provision will be based on current market conditions and loan loss history. The formula used to calculate the reserve will be identical to that used for APFN, Bank or any affiliate company. The loan loss reserve is reviewed every quarter by the Companies external auditors (PricewaterhouseCoopers) and must be adjusted, if necessary, to be in compliance with their demands.

Home Office Allocation Expenses: Actual costs for the following services related to "West" operating activity will be allocated as an expense item to
West: underwriting, processing, closing, interim loan servicing, secondary marketing, quality control, human resource administration, accounting and payroll administration, licensing (if applicable), information technology services, and any other service performed by the Bank for the benefit of "West".

Miscellaneous or Other expenses: Any expense not listed above that is directly attributed to the "West Division".

Schedule "B"

Profit Participation

[spreadsheet illustration to be attached]

Schedule "C"

Put/Call Features

[to come]

Schedule "D"

"West" Budget

[to be developed by Epstein and Bank]

Schedule "E"

Release of Reserves

HOLDBACK PAYOUT

ASSUME:  EARLY TERMINATION AT THE END OF MONTH 19 AND THERE IS
$300,000 LEFT IN "WEST" AFTER SELLING ALL ASSETS

                                       Reserve Required                                     Reserve Required
                                         at Beginning                                         at Beginning
                                        of the Period                 Payout                 of the Period
                                   ----------------------       -----------------       ----------------------
Month 19                                          428,480                       0                     $408,420
Month 20                                          408,420                       0                     $381,220
Month 21                                          381,220                       0                     $354,020
Month 22                                          354,020                       0                     $325,120
Month 23                                          325,120                   6,720                     $293,280
Month 24                                          293,280                  31,840                     $261,440
Month 25                                          261,440                  33,520                     $227,920
Month 26                                          227,920                  34,880                     $193,040
Month 27                                          193,040                  36,240                     $156,800
Month 28                                          156,800                  13,800                     $143,000
Month 29                                          143,000                  13,800                     $129,200
Month 30                                          129,200                  17,200                     $112,000
Month 31                                          112,000                  14,000                     $ 98,000
Month 32                                           98,000                  14,000                     $ 84,000
Month 33                                           84,000                  14,000                     $ 70,000
Month 34                                           70,000                  14,000                     $ 56,000
Month 35                                           56,000                  14,000                     $ 42,000
Month 36                                           42,000                  14,000                     $ 28,000
Month 37                                           28,000                  14,000                     $ 14,000
Month 38                                           14,000                  14,000                     $      0
                                                                -----------------
Total                                                                     300,000

Schedule "F"


                          ACCOUNT EXECUTIVE AGREEMENT
                            (SALARY PLUS COMMISSION)

This Agreement is dated as of _______________, 2000, between West Wholesale Sub-prime Loan Division of Approved Federal Savings Bank ("West Division") and _____________________________ (the "Account Executive").

1. EMPLOYMENT. Approved Federal Savings Bank employs employee in the following position: Account Executive. The Account Executive agrees to perform the duties assigned to the Account Executive by Approved Federal Savings Bank.

2. AT WILL EMPLOYMENT. This employment will continue until either party terminates with or without cause it being understood this is an AT WILL employment relationship terminating at the will of either party without advance notice.

3.   PAYMENT METHOD.

     a) Salary. Subject to the licensing requirements of Appendix ____ hereof, the Account Executive's gross monthly salary shall be ______, payable on a biweekly basis every other Friday. If a regular scheduled payment date occurs on a holiday, payment will be made on the first business day proceeding such holiday.

4.  COMMISSION EARNINGS.

    a) Commission. Subject to Appendix ____ and the terms of this Agreement, the Account Executive's commission account will be credited with a commission based upon the total number and amount of loans, funded and accounted for on West Division's records. The commission to be paid on each loan will be specified on the Account Executive's Commission Schedule (attached as Appendix A to this Agreement) in effect on the date such loan is closed and funded.

    d) Specified Commissions. The commissions referred to herein are as specified in the Account Executive's Commission Schedule (attached as Appendix ____ to this Agreement). Management reserves the right, in its sole discretion, to adjust such commission guidelines from time to time. Adjustments shall be effective as of the date management issues written notice of such adjustment. Any request by the Account Executive for an adjustment to the commission structure must be approved in writing by the Managing Director of West Division.

    e) Exclusions from Commission Earnings. Notwithstanding anything to the contrary contained in this agreement, the Account Executive's commission account shall not be credited as specified in this Section 4 on any loan which the Account Executive has obtained through improper means, including fraud, dishonest or willful misconduct, or gross or culpable negligence. Notwithstanding anything to the contrary contained in the Agreement, Commission earnings shall not include, and West Division shall have the right to recover from the Account Executive, amounts eligible for payment with respect to any loan obtained through improper means as set forth above.

5. ADDITIONAL ASSIGNMENTS. Any additional assignments given to the Account Executive, and any fees therefore, must be set forth in a supplementary agreement executed by the Account Executive and the Managing Director of West Division.

4.  CREDITS AND DEBITS TO COMMISSION ACCOUNT UPON TERMINATION.

    a) Commissions. Except as set forth in subsection (d) hereof, the Account Executive's commission account will be credited or debited as follows:

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

        (i) The account will be credited in the specified percentage on all loans originated by the Account Executive which have closed and funded; and

        (ii) The Account Executive's account will be debited with any fees or charges which the Account Executive has either failed to request, or has waived payment of by the loan applicant, unless otherwise agreed upon in writing by the Account Executive and the Managing Director of West Division.

    b) Volume Based Overrides. Except as set forth in subsection (d) hereof, in order to be eligible to receive the Volume Based Overrides for a particular production period, the Account Executive must be employed with West Division on the last day of the production period for which the Account Executive seeks compensation. The Account Executive's eligibility to receive payment of such amounts is also subject to the licensing requirements of Appendix ______ hereto.

    c) Payment. The Account Executive will be paid any credit balance remaining in the Account Executive's commission account after application of such debits or credits on the next regularly scheduled commission payment date(s) following the Termination Date or the date such debits or credits are made as applicable.

    d) Forfeiture of Post-Termination Credits. Notwithstanding anything to the contrary contained on this Agreement, the Account Executive's commission account shall not be credited as specified in this Section 4 in the event, and to the extent, that the Account Executive's employment has been terminated as a result of fraud, dishonest or willful misconduct, or gross or culpable negligence, or knowing violation of Approved Federal Savings Bank policies or applicable laws or regulations.

5. AUTOMOBILE ALLOWANCE. The Account Executive will be paid a monthly automobile allowance of _______, which shall be payable on a biweekly basis every other Friday. If a regularly scheduled payment date occurs on a holiday, payment will be made on the first business day preceding such holiday. The Account Executive will be required to maintain all records required by the Internal Revenue Service. The amount of the automobile allowance payable upon the Account Executive's termination will be prorated up to and including the Account Executive's termination date.

6. CELLULAR TELEPHONE REIMBURSEMENT. The Account Executive will be reimbursed for actual cellular telephone call charges directly related to development of business for West Division, provided that such reimbursement shall not exceed ______per month. Such reimbursement shall be payable promptly after receipt of a completed expense report. Such expense report shall be submitted to the Accounting Department on a monthly basis no later than the 25th day of each month. The Account Executive will be required to maintain all records required by the Internal Revenue Service. The amount of the cellular telephone reimbursement payable upon the Account Executive's termination will be prorated up to and including the Account Executive's termination date.

7. LAWS, REGULATION POLICIES, PROCEDURES AND GUIDELINES. The Account Executive will be expected to comply with Approved Federal Savings Bank policies, procedures and guidelines as set forth in any and all procedural manuals, documents, and memoranda pertaining to employment and loan origination procedures, as all such policies, procedures and guidelines are announced and modified from time to time, including but not limited to policies specified on Appendix B, which appendix will be executed by the Account Executive. The Account Executive is expected to review and be familiar with such information and must request these materials from Approved Federal Savings Bank if the Account Executive does not have access to them. It is the Account Executive's responsibility to be aware of and comply with the applicable state and federal mortgage lending laws and investor guidelines in the performance of their duties including but not limited to:

8. PERSONAL LIABILITY. The Account Executive shall be personally liable for losses incurred by West Division in any case in which the Account Executive has personally engaged in or been party to fraud or misrepresentation, has failed to comply with Approved Federal Savings Bank policies, procedures and guidelines or applicable federal or state laws or regulations, or has otherwise acted outside the course and scope of the Account Executive's employment.

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

 9. BENEFITS. The Account Executive is eligible for group benefits provided to Approved Federal Savings Bank employees, including such pay, holiday pay and vacation in accordance with Approved Federal Savings Bank (or its parent Approved Financial Corp.) policy as modified from time to time.



10. CONFIDENTIAL AND PROPRIETARY INFORMATION. The Account Executive shall not disclose to any person or entity, nor in any way use to the Account Executive's benefit or that of any other person, any information concerning any matters affecting or relating to the business of Approved Federal Savings Bank, including any of its customers or referral sources, the prices it obtains or at which it offers its products or services, or any other information concerning the finances or business of Approved Federal Savings Bank without regard to whether any of the foregoing matters would otherwise be considered confidential or trade secrets, the parties agreeing that these matters are important and material to the successful conduct of Approved Federal Savings Bank's business and goodwill. The Account Executive further agrees that upon termination of this Agreement, the Account Executive shall immediately deliver to Approved Federal Savings Bank any and all files, lists, information, documents, agreements or data, including intellectual whether or not developed by the Account Executive during employment with West Operation for use in conducting West Operation business, bywork product, customer lists, notes including all copies, of Approved Federal Savings Bank or relating to Approved Federal Savings Bank's business.

11. COVENANT NOT TO SOLICIT CUSTOMERS OR EMPLOYEES. In consideration of the employment of the Account Executive, the benefits of this Agreement and other good and valuable consideration, the Account Executive covenants and agrees with Approved Federal Savings Bank, each of which said covenants shall be independent of and severable from each other and each of which shall continue in force for the specified duration irrespective of the completion and performance of all other obligations between the parties hereto, that the Account Executive will NOT, during the term of the Account Executive's employment nor one (1) year immediately following the termination thereof, directly or indirectly, for the Account Executive, or in conjunction with any other person, do business with, divert, solicit, take away or cause to leave any of the loan applicants, customers, leads, contacts, referral sources or employees of Approved Federal Savings Bank. The Account Executive acknowledges that a violation of the Account Executive's part of any covenants of this Section or Section ____ will cause such damage to Approved Federal Savings Bank as will be irreparable and the exact amount of which will be impossible to ascertain, and for that reason, Approved Federal Savings Bank shall be entitled to an injunction out of any court of competent jurisdiction, restraining any further violation of the covenant by the Account Executive, and, pending the hearing and decision on the application for such injunction, Approved Federal Savings Bank shall be entitled to a temporary restraining order, and the Account Executive waives any request for bond. The provision of this Section and Section 10 will survive termination of this Agreement.

12.  MISCELLANEOUS.

     a) All questions regarding this Agreement shall be governed by the laws of Virginia without giving effect to conflict of law principles. Any suit relating to this Agreement must be brought in the Circuit or General District Courts of Virginia Beach, Virginia, provided, however, Approved Federal Savings Bank may file legal action in connection with the enforcement of any of the restrictive covenants contained in this Agreement in any state or federal court where Approved Federal Savings Bank in its discretion deems it appropriate for its protection.

     b) This Agreement shall be binding upon and inure to the benefit of the parties and their heirs, personal representatives, successors and assigns.

     c) The rights and obligations of the Account Executive under this Agreement may not be assigned or delegated. The rights and obligations of Approved Federal Savings Bank may be assigned without the consent of the Account Executive.

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

     d) Upon termination of this Agreement the Account Executive authorizes Approved Federal Savings Bank to offset against any compensation or other amounts owing to the Account Executive any sums that the Account Executive owes Approved Federal Savings Bank.

     e) If any provision of this Agreement is determined to be unenforceable, the remainder of this Agreement shall be construed and enforced as if the unenforceable provision had not been contained in this Agreement, it being understood that all provisions in this Agreement are independent and severable.

     f) This Agreement and all attached Appendices are intended to be a complete, exclusive, and final expression of the parties' agreements concerning the Account Executive's employment, merging and replacing all prior negotiations, offers, representations, warranties and agreements.

     g) The provisions of this Agreement may not be modified or waived, except by a written instrument, signed by the party against whom such modification or waivers is sought to be enforced.

     h) In the event of the enforcement of any of the terms of this Agreement by Approved Federal Savings Bank due to breach or noncompliance by the Account Executive, the Account Executive agrees to pay all expenses, including legal fees, incurred by Approved Federal Savings Bank in the enforcement of this Agreement and the pursuit of any other remedies afforded Approved Federal Savings Bank by law for damages or otherwise.

     i) The failure of the Approved Federal Savings Bank at any time to require the performance by the Account Executive of any of the provisions, covenants and conditions hereof shall in no way affect its right thereafter to enforce the same.

     j) If the Account Executive orders an appraisal and fails to collect the fee from the borrower, the Account Executive hereby authorizes Approved Federal Savings Bank to withhold the fee from the Account Executive's compensation or if the Account Executive is not entitled to further compensation or the fee is not withheld for any other reason, then the Account Executive shall reimburse Approved Federal Savings Bank for the fee.

In witness whereof the parties have set forth below their signatures and seals:


Account Executive:                  West Wholesale Sub-prime Loan Division of
                                    Approved Federal Savings Bank

                           (Seal)   By:                        (Seal)
---------------------------------      -------------------------------
(Signature)                            Barry Epstein, Managing Director
                                       of West Division

--------------------------------
(Print Name)

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

                                   APPENDIX A

                    ACCOUNT EXECUTIVE'S COMMISSION SCHEDULE


1.  Base Commission - Portfolio Production.

    A. Commission Schedule. A commission ranging from _____ to ______ dollars per unit will be paid on all Qualifying Production on a monthly basis as specified in Subsection "B" below:

    B. Units: The dollar amount per loan is determined using the below stated schedule. For purposes of calculating Monthly Qualifying Production in units, individual loan amounts equal to or less than $ ________ shall be considered as one (1) unit towards Monthly Qualifying Production.

          Monthly Qualifying Production    Dollar Amount
                   (In Units)                Per Unit
                   ----------                --------

                   ----------                --------

                   ----------                --------

                   ----------                --------


11.  Volume Based Override.

     A. Bonus Schedule. An additional _____ basis points will be paid on all Portfolio production on a biweekly basis.

111. Adjustments.

     A. Commission & Override Adjustments. West Division reserves the right to modify the aforementioned Commission and Bonus schedule on a case-by-case basis.

1V.  Delivery Deadline.

           All documentation required to determine the Account Executive's eligibility for commissions must be received by West Operation no later than the scheduled monthly deadline in order for the Account Executive to receive credit for funded loans in the production calculations and commissions paid for such month.

     __________________________________________________ Date:______________
     Account Executive


     _________________________________________________ Date:_______________
     Barry Epstein, Managing Director

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

Appendix B

                         Approved Federal Savings Bank
                           "West" Wholesale Division
                    Employee Responsibility Concerning Fraud

All Personnel must be aware of their responsibility for the content and quality of each application taken and each loan submitted.

             THE SUBMISSION OF A LOAN APPLICATION CONTAINING FALSE
                            INFORMATION IS A CRIME!

                              Types of Loan Fraud

1. Submission of inaccurate information, including false statements on loan application(s) and falsification of documents purporting to substantiate credit, employment, deposit and asset information, personal information including identity, ownership/non-ownership of real property, etc.

2.  Forgery of partially or predominantly accurate information.

3. Incorrect statements regarding current occupancy or intent to maintain minimum continuing occupancy as stated in the security instrument.

4. Lack of due diligence by broker/loan officer/interviewer/processor, including failure to obtain all information required by the application and failure to request further information as dictated by Borrower's response to other questions.

5. Unquestioned acceptance of information or documentation, which is known, should be known, or should be suspected to be inaccurate.
    A. Simultaneous or consecutive processing of multiple owner-occupied loans from one applicant supplying different information on each application.
    B. Allowing an applicant or interested third party to "assist" with the processing of the loan.

6.  The Employee's non-disclosure of relevant information.

7. Employee agrees to not open any bank or credit card accounts in the name Approved Federal Savings Bank and will not collect any check, from a borrower or otherwise, made payable to Approved Federal Savings Bank.

8. Employee agrees not to cash any check made payable to Approved Federal Savings Bank.

                                  Consequences

The effects of "Loan Fraud" are costly to all parties involved. The Bank stands behind the quality of its loan production. Fraudulent loans cannot be sold into the secondary market and, if sold, will require repurchase by the Bank. Fraudulent loans damage the Bank's reputation with investors, service vendors, competitors and borrowers.

The price paid by those who participate in "Loan Fraud" is even more costly. The following is a list of a few of the potential consequences that may be incurred:

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

                           Consequences to Personnel

1.  Criminal prosecution
2. Loss of professional license and/or ability to operate in the financial service business
3. Loss of lender access due to the exchange of information between lenders, mortgage insurance companies including submission of information to investors, police agencies, and the Department of Real Estate.
4.  Civil action by Bank
5.  Civil action by applicant/borrower or other parties to the transaction
6.  Termination of employment with Bank

                            Consequences to Borrower

1. Acceleration of debt. Borrower shall also be in default if Borrower, during the loan application process, gave materially false or inaccurate information or statements to lender (or failed to provide lender with any material information) in connection with the loan evidenced by the Note, including, but not limited to, representations concerning Borrower's occupancy of the Property as a principal residence. Note: Foreclosure under the borrower will not have the benefit of reinstatement in order to cure the default, the Borrower must pay-off the loan in full prior to the sale date of the property.
2.  Criminal prosecution
3.  Civil action by Bank and Investor
4. Civil action by other parties to transaction, such as seller or real estate agent/broker
5.  Employment termination
6.  Loss of professional license, if any
7.  Adverse effect on credit history

I have read the foregoing and understand that Approved Federal Savings Bank has NO tolerance for "Loan Fraud".

Account Executive:                  Managing Director of West Wholesale
                                    Sub-prime Loan Division of Approved
                                    Federal Savings Bank:

_____________________________       ___________________________________
(Signature)                         (Signature)

Date:___________                    Date:___________

_____________________________       ___________________________________
(Print Account Executive Name)          (Barry Epstein)


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